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                                                                  EXHIBIT 99.1


                                  PRESS RELEASE

                       NORTH COUNTRY FINANCIAL CORPORATION
                              MANISTIQUE, MICHIGAN



For Immediate Release:         February 11, 2004
Contact:                       Investor Relations (800) 200-7032
Website:                       www.northcountrybank.com


                       NORTH COUNTRY TO SELL TWO BRANCHES

(Manistique, Michigan) - On February 6, 2004 North Country Bank and Trust, a Michigan state-chartered, FDIC insured bank wholly owned by North Country Financial Corporation (NCFC), entered into a definitive Purchase and Assumption Agreement with First Federal of Northern Michigan, Alpena, Michigan, a Federally-chartered savings bank wholly owned by Alpena Bancshares, Inc., for the sale of North Country's branches in Alanson and Mancelona, Michigan.

The Purchase and Assumption Agreement calls for First Federal of Northern Michigan to assume approximately $13,000,000 of deposits and acquire about $17,000 of loans associated with North Country's branches in Alanson and Mancelona.

The transaction, expected to close in the second quarter of 2004, is subject to regulatory approval.

C. James Bess, president and chief executive officer of NCFC said "North Country is pleased to have entered into this agreement that provides for continuing, uninterrupted, banking services to its depositors in the Alanson and Mancelona communities."

Headquartered in Manistique, Michigan, North Country Financial Corporation
(NCFC) is a financial services company providing a full range of commercial, consumer, and mortgage banking services. North Country Bank and Trust, its banking subsidiary, has 22 branches located throughout Michigan's Upper Peninsula and Northern Lower Michigan.

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